EXHIBIT 10.2

EMPLOYMENT AGREEMENT

             This Employment Agreement (“Agreement”) is entered between National Scientific Corporation and Michael A. Grollman, effective the date it has been fully executed by both parties. “NSC,” “Employer,” or “Company” as used in this Agreement means National Scientific Corporation and/or its subsidiaries or affiliate corporations located in the United States or elsewhere. “Employee” or “Grollman” as used in this Agreement means Michael A. Grollman.

             For good and valuable consideration, including the covenants set forth herein, the parties agree as follows:

        1.  Displacement of Existing Contracts: This Agreement supersedes and entirely revokes, abrogates, and displaces any and all existing independent contractor agreements and other agreements between the parties hereto.

        2.  Position and Duties of Employee: Effective December 1, 2000, Grollman is retained by NSC in the position of Executive Vice President and Chief Operating Officer. Grollman will perform such duties as are assigned by senior management consistent with that position and will devote his full knowledge, skills, attention, and efforts to the business of the Company.

        3.  Period of Employment: The term of this Agreement (“Period of Employment”) will be one (1) year, commencing the date on which Grollman is retained, unless sooner terminated in accordance with the provisions set forth herein. This Agreement will be self-renewing for subsequent one-year Periods of Employment unless one of the parties notifies the other in writing at least sixty days before the end of the then-current Period of Employment of his/its intent not to renew.

        4.  Compensation: For his services under this Agreement, Grollman will:

              a.  Receive an annual gross salary of One Hundred Eighty Thousand Dollars ($180,000.00), payable semi-monthly. Adjustments to annual salary are to be determined by senior management and/or the Board of Directors. Adjustments to annual salary must be in writing.

              b.  Be entitled to participate in benefits programs offered employees of NSC in his benefits classification.

              c.  Be entitled to four (4) weeks of paid vacation per year.

              d.  Be eligible for future cash and stock incentives the Company may, in its sole discretion, decide to offer him.

              e.  On December 1, 2000, the Company will grant Grollman 100,000 restricted shares of common stock. In addition, on December 1, 2000 or as soon thereafter as possible, when the Company’s Stock Option Plan becomes effective, the Company will grant Grollman 500,000 fully vested options to purchase common stock in the Company at the closing market price of the shares on December 1, 2000. On December 1, 2001, Grollman will be granted an additional 500,000 fully vested options at the closing market price on December 1, 2001, provided that during the preceding twelve months, cash generated from financing activities is equal or greater than $10 million.

        5.  Expenses: NSC will reimburse Grollman for all reasonable business expenses incurred and documented in compliance with Company policy and procedure.

        6.  External Covenants and Restrictions: Grollman certifies that he has notified NSC and provided NSC a copy of any and all restrictive covenants and similar obligations he may have undertaken by reason of a prior employment or other relationship. Grollman agrees not to undertake, during his employment by NSC, any external obligation that could restrict his ability to perform his duties under this Agreement.

        7.  Ownership of Work Product: Grollman acknowledges and agrees that the nature of his services to NSC and its clients/customers may have involved and continue to involve development and/or improvement of technology, systems, processes, procedures, computer-software programs, other programs, and related documentation.

              a.  Grollman agrees that all new or improved technology, systems, processes, procedures, computer-software programs, other programs, and related documentation that Grollman has or has had any part in developing or improving will be and remain the sole and exclusive property of NSC and that Grollman will acquire no right, title, or interest therein. Grollman further agrees to execute any and all documents necessary for NSC to secure and protect its interest in any such technology, systems, processes, procedures, computer-software programs, other programs, and related documentation, including but not limited to documents related to non-disclosure, patents, licenses, or copyrights, whether of any state, federal, or foreign government.

              b.  Grollman further acknowledges and expressly agrees that all files, records, lists, books, literature, correspondence, documents, services, products and data of any type whatsoever related to or used in the conduct of the business of NSC, its customers/clients, or prospective customers/clients will remain the property of NSC. Grollman agrees that, upon termination of his employment for any reason whatsoever, he will surrender and deliver to NSC all such information and materials.

              c.  The parties agree that this section survives the termination of this Agreement.

        8.  Confidential Information: Grollman acknowledges that, in the course of previous contract(s) with NSC and this employment, he has acquired and will be acquiring, using, and adding to confidential information of a special and unique nature and value. Grollman acknowledges and understands that NSC is in a highly competitive business and that its success depends in significant part on maintaining a competitive advantage. Grollman acknowledges and understands that NSC maintains and uses confidential information to gain and maintain such a competitive advantage.

              a.  For the purposes of this Agreement, “confidential information” is that which is not routinely disclosed by the management or Board of Directors of NSC in response to inquiries and is not readily obtainable elsewhere without expenditure of significant time, effort, or expense. “Confidential information” includes but is not limited to information related to the business, operations, assets, systems, plans, products, contracts, procedures, processes, documentation, computer programs, or software products of NSC and/or its customers or clients and any information about the development or improvement of any technology by NSC and/or its customers or clients. Information obtained by Grollman in the course of his previous work with NSC or employment under this Agreement is confidential information unless it can reasonably be presumed to be in the public domain.

              b.  Grollman agrees that he will not, during or after his employment, disclose any confidential information to any person(s) without the express written permission of NSC.

              c.  Grollman acknowledges and agrees that any disclosure of confidential information by him will constitute a material breach of this Agreement and cause for termination of this Agreement and will give rise to such other legal remedies as NSC may elect to pursue.

              d.  The parties agree that this section survives the termination of this Agreement.

        9.  Agreement Not to Compete: Grollman acknowledges that, in addition to confidential information to which he has had access or will have access during the course of his employment, he will be given the opportunity to develop and maintain close personal rapport and good relations on behalf of NSC with other employees of NSC and with existing and future customers and prospective customers of NSC. Grollman agrees that during the Period of Employment and any extension thereof and for a period of one (1) year after termination of this Agreement, he will not, directly or indirectly, as owner, partner, principal, shareholder, director, officer, agent, or in any other capacity:

              a.  solicit, divert, or accept business from any current or prospective customer or client of NSC with whom Grollman had contact in his capacity as an employee or contractor of NSC during the one-year period before termination of this Agreement or

              b.  employ or solicit for employment any employee of NSC with whom Grollman worked during the one-year period before termination of this Agreement.

              c.  For purposes of this Agreement, a “prospective” customer or client is one that, during the one-year period before termination of this Agreement, received a proposal from NSC or whose business was demonstrably solicited by NSC.

              d.  The parties agree that this section survives the termination of this Agreement.

        10.  Termination of Employment: This Agreement will terminate as provided in Section 3 unless sooner terminated pursuant to any of the following events.

              a.  This Agreement will terminate upon mutual written agreement of NSC and Grollman, in accordance with the terms of that mutual agreement.

              b.  This Agreement will terminate upon the sale of all or substantially all of the assets or outstanding capital stock of NSC or any other material change in control of the Company. In the event of such termination, NSC will pay Grollman an amount equivalent to one hundred fifty percent (150%) of his then-current annual gross salary.

              c.  This Agreement will terminate upon the liquidation, dissolution or bankruptcy of NSC. In the event of such termination, however, NSC will pay Grollman an amount equivalent to twenty-five percent (25%) of his then-current annual gross salary.

              d.  This Agreement will terminate on the date of Grollman’s death.

              e.  Grollman may terminate this Agreement without cause upon thirty (30) days written notice to NSC. In the event of such termination, Grollman will be entitled only to compensation earned on or before the final date of employment.

              f.  NSC may terminate this Agreement without cause upon written notice to Grollman. In the event of such termination, however, NSC will pay Grollman a lump sum payment equivalent one half of his then-current annual gross salary.

              g.  Notwithstanding any other provision hereof, NSC may terminate this Agreement and Grollman’s employment for cause upon written notice to Grollman, specifying the cause for termination. “Cause for termination” is defined as any of the following: neglect of duties, insubordination, failure to comply with lawful instructions, fraud, theft, habitual drunkenness or substance abuse, unethical business conduct, conviction of a felony, any act or failure to act that would constitute a felony if prosecuted pursuant to applicable criminal statutes, any material breach of this Agreement, any willful or repeated violation of material company policy; failure to comply with applicable federal or state statute or regulations in trading Company stock. In the event of termination for cause, Grollman will be entitled only to compensation earned on or before the final date of employment.

        11.  Scope and Modification of Agreement: The parties agree that this Agreement contains the entire agreement between the parties concerning Grollman’s employment by NSC. All previous and contemporaneous statements and representations by either party are of no effect and are expressly superseded and replaced by this Agreement. Neither party has relied on any statement or representation by the other party or any representative of the other party that is not expressly stated in this Agreement. Changes or amendments to this Agreement are of no effect unless in writing signed by both parties.

        12.  Severability: The provisions herein entitled Position and Duties of Employee, Compensation, Expenses, Termination of Employment, and Prohibition of Assignment are not severable. The ruling of any court or arbitrator of competent jurisdiction that any severable provision is void, voidable, or otherwise unenforceable shall have no effect on the validity and enforceability of any other provision.

        13.  Prohibition of Assignment: This Agreement is personal to Grollman and neither party can assign his/its performance obligations hereunder to any third party. Notwithstanding that, the rights of the parties under this Agreement inure to the benefit of their respective successors, heirs, and assigns.

        14.  Choice of Law: This Agreement is to be construed and interpreted in accordance with the laws of Arizona, except as those laws may be preempted by federal law. No action involving this Agreement may be brought except as provided in Sections 17 and 18 below, and no court action challenging the enforceability of Section 17 may be brought except in the United States District Court for the District of Arizona.

        15.  Waiver: Waiver by either party of any breach under this Agreement shall not operate as a waiver of any subsequent breach of the same or any other provision of this Agreement.

        16.  Notices: Any notice required under this Agreement shall be sufficient if given in writing and sent by registered mail to the below address of the party to be noticed.

National Scientific Corporation	Michael A. Grollman
4455 E. Camelback Road	10883 East Mirasol Circle
Suite E-160	Scottsdale, Arizona 85259
Phoenix, Arizona 85018

        17.  Arbitration of Claims and Disputes: Except as otherwise expressly provided in this Agreement, any civil claim (except workers’ compensation and unemployment compensation claims) which arises out of or relates in any way to this Agreement, to previous contract(s) between the parties, or to the employment relationship between them shall be settled by exclusive, binding, and final arbitration in Phoenix, Arizona, in accordance with the following terms and procedures. This includes but is not limited to claims arising under the common law of contract or tort and claims arising under any federal, state, county, or municipal constitution, charter, statute, rule, or regulation. The parties expressly agree to forego any right to trial by a judge and/or jury in favor of final, binding, and exclusive arbitration.

              a.  The party with a civil claim must notify the other party in writing by registered mail within the times set forth by statute for filing a civil claim of the type asserted of its desire to have the claim resolved by arbitration.

              b.  Upon notice of a timely civil claim, the parties will agree upon an arbitrator or, if unable to agree, will request a list from the American Arbitration Association or some other mutually-agreed-upon provider of arbitrators from which list the parties will alternate strikes until only one name remains. That last remaining name will be the arbitrator. If that person is unavailable, the name last struck will be the arbitrator, and so forth until an arbitrator is secured.

              c.  The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute or other theory of action under which the claim arises. Both parties must submit for arbitration at this time or permanently forego any and all existing claims against the other party arising from this Agreement, previous contract(s) between the parties, or the employment relationship between them.

              d  Any party to the arbitration may be represented by counsel. Each party shall bear his/its own attorney’s fees. The party producing a witness is responsible for paying that witness’ fees and expenses. The arbitrator’s fees and expenses, including required travel and per diem costs, and the cost of any evidence or proof produced at the arbitrator’s direction are apportionable and shall be borne as determined by the arbitrator. All decisions of the arbitrator made in accordance with this policy shall be final and conclusively binding upon the parties. The parties agree that the arbitrator’s award may be entered as a judgment by any court of competent jurisdiction.

              e.  Issues of procedure, arbitrability, appeal, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. sections 1-16.

              f.  The parties agree that this section survives the termination of this Agreement.

        18.  Right to Injunctive Relief: Notwithstanding the parties’ agreement to arbitrate any and all civil claims that may arise from this Agreement, their previous contract(s), or the employment relationship between them, Grollman acknowledges and agrees that any breach or threatened breach of Section 8 or Section 9 will cause NSC irreparable harm and entitle NSC to such injunctive relief as may be necessary to prevent such a breach by Grollman and/or any person acting for or with him. This right to injunctive relief is in addition to and without limitation of any other rights, remedies, or damages available to NSC under this Agreement or at law or in equity. Grollman shall reimburse NSC its costs and reasonable attorney’s fees incurred in obtaining such injunctive relief. The parties agree that this Section survives the termination of this Agreement.

        19.  Damages for Breach: NSC’s liability to Grollman for wrongful termination of this Agreement or any other breach thereof shall not exceed the amount of actual damages proven and, in any case, shall not exceed the amount of compensation and expenses Grollman did not receive and would have received had he completed the then-current Period of Employment.

        20.  Independent Legal Counsel: Each of the parties agrees that he/it has read and understands the terms of this Agreement and that he/it has had ample opportunity to seek the counsel of his/its own attorney before executing this Agreement.

        21.  Execution in Counterparts: This Agreement may be executed in counterparts with the same effect as if the parties had signed the same document. The counterparts shall be construed together and shall constitute one Agreement.

	NATIONAL SCIENTIFIC CORPORATION		MICHAEL A. GROLLMAN
By:		By:
Its:		Date:
Date: